Exhibit 99.1

Rental Home Associates, LLC
(A Delaware Limited Liability Company)
Consolidated Financial Statements
June 30, 2018 and December 31, 2017

Rental Home Associates, LLC
(A Delaware Limited Liability Company)
Index
June 30, 2018 and December 31, 2017

Page(s)

Report of Independent Auditors	1

Consolidated Financial Statements

Consolidated Statements of Assets, Liabilities, and Members’ Equity	2

Consolidated Statements of Operations	3

Consolidated Statements of Changes in Members’ Equity	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6-14

Report of Independent Auditors

To the Management of Rental Home Associates, LLC

We have audited the accompanying consolidated financial statements of Rental Home Associates, LLC and its subsidiaries which comprise the consolidated statement of assets, liabilities, and members’ equity as of December 31, 2017, and the related consolidated statements of operations, changes in members’ equity and cash flows for the year then ended.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rental Home Associates, LLC and its subsidiaries as of December 31, 2017 and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Chicago, IL
March 16, 2018

Rental Home Associates, LLC
(A Delaware Limited Liability Company)
Consolidated Statements of Assets, Liabilities, and Members’ Equity

	June 30, 2018	December 31, 2017
Assets	(unaudited)
Investment in real estate
Land	$78,965,310	$79,279,968
Homes and improvements (net of accumulated depreciation of $64,154,827 and $55,510,060)	313,041,469	319,733,687
Real estate held for sale, net	654,460	2,166,586
Total real estate assets	392,661,239	401,180,241

Cash	15,601,778	9,387,343
Restricted cash	15,461,534	15,141,589
Rent receivable (net of allowance of $18,164 and $39,923)	422,354	437,372
Due from affiliates	1,884,128	1,885,283
Prepaid expenses and other assets (net of accumulated amortization of $6,448,569 and $5,800,374)	1,237,612	1,433,975
Total assets	$427,268,645	$429,465,803

Liabilities and Members’ Equity
Liabilities
Notes payable (net of unamortized deferred financing costs of $7,333 and $249,426)	$230,599,146	$231,268,798
Accounts payable and accrued liabilities	10,749,498	7,968,196
Related party payables	463,513	486,865
Total liabilities	241,812,157	239,723,859

Members’ equity
SEMS, LLC	373,507	382,078
Investor member	184,707,981	188,984,866
Non-controlling interests	375,000	375,000
Total members’ equity	185,456,488	189,741,944
Total liabilities and members’ equity	$427,268,645	$429,465,803

The accompanying notes are an integral part of these consolidated financial statements.

Rental Home Associates, LLC
(A Delaware Limited Liability Company)
Consolidated Statements of Operations

	Six months ended June 30,		Year ended
	2018	2017	December 31, 2017
	(unaudited)	(unaudited)
Revenues
Rental revenues	$25,298,276	$24,043,307	$48,562,219

Operating expenses
Residential property operating expenses	7,782,219	8,348,680	17,308,957
Management fees to HavenBrook Partners, LLC	4,941,939	4,841,212	9,709,477
Depreciation and amortization	9,492,097	10,048,517	20,394,557
Provision for impairment of investment in real estate	—	—	249,995
Interest expense	5,895,172	5,349,549	10,617,409
Bad debt expense	251,558	285,967	606,500
General and administrative	944,175	880,267	1,893,276
Total operating expenses	29,307,160	29,754,192	60,780,171
Operating loss	(4,008,884)	(5,710,885)	(12,217,952)

Other (income) and expense
Loss on casualty events	489,910	24,984	830,125
Other expense (income)	11,335	6,541	(20,486)
(Gain) loss on disposition of real estate	(248,111)	120,927	148,542
Total other expense	253,134	152,452	958,181

Net loss	(4,262,018)	(5,863,337)	(13,176,133)

Income allocation to non-controlling interest	23,438	23,438	46,875

Net loss allocable to members	$(4,285,456)	$(5,886,775)	$(13,223,008)

The accompanying notes are an integral part of these consolidated financial statements.

Rental Home Associates, LLC
(A Delaware Limited Liability Company)
Consolidated Statements of Changes in Members’ Equity

Year ended December 31, 2017
	SEMS LLC	Investor Member	Non-controlling Interest	Total
Members’ Equity at December 31, 2016	$432,524	$214,157,428	$375,000	$214,964,952
Distributions	(24,000)	(11,976,000)	(46,875)	(12,046,875)
Net (loss) income	(26,446)	(13,196,562)	46,875	(13,176,133)
Members’ Equity at December 31, 2017	$382,078	$188,984,866	$375,000	$189,741,944

Six months ended June 30, 2018 (unaudited)

	SEMS LLC	Investor Member	Non-controlling Interest	Total
Members’ Equity at December 31, 2017	$382,078	$188,984,866	$375,000	$189,741,944
Distributions	—	—	(23,438)	(23,438)
Net (loss) income	(8,571)	(4,276,885)	23,438	(4,262,018)
Members’ Equity at June 30, 2018	$373,507	$184,707,981	$375,000	$185,456,488

Six months ended June 30, 2017 (unaudited)

	SEMS LLC	Investor Member	Non-controlling Interest	Total
Members’ Equity at December 31, 2016	$432,524	$214,157,428	$375,000	$214,964,952
Distributions	(24,000)	(11,976,000)	(23,438)	(12,023,438)
Net (loss) income	(11,774)	(5,875,001)	23,438	(5,863,337)
Members’ Equity at June 30, 2017	$396,750	$196,306,427	$375,000	$197,078,177

The accompanying notes are an integral part of these consolidated financial statements.

Rental Home Associates, LLC
(A Delaware Limited Liability Company)
Consolidated Statements of Cash Flows

	Six months ended June 30,		Year ended
	2018	2017	December 31, 2017
	(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(4,262,018)	$(5,863,337)	$(13,176,133)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization expense	9,492,097	10,048,517	20,394,557
Amortization of deferred financing costs	301,209	834,750	1,218,682
Bad debt expense	251,558	285,967	606,500
(Gain) loss on disposition of real estate	(248,111)	120,927	148,542
Provision for impairment of investment in real estate	—	—	249,995
Loss on casualty events	489,910	24,984	370,666
(Increase) or decrease in:
Rent receivable	(236,540)	(166,973)	(594,318)
Prepaid expenses	2,013	(214,115)	136,006
Other assets and other receivables	186,733	(9,203)	(245,299)
Increase or (decrease) in:
Accounts payable	2,544,909	2,806,012	383,243
Due to affiliate	(16,498)	(90,103)	(242,858)
Unearned rents and tenant security deposits	10,846	87,610	185,829
Net cash provided by operating activities	8,516,108	7,865,036	9,435,412

Cash flows from investing activities
Investments in and construction of real estate	(3,325,751)	(2,720,188)	(6,284,280)
Proceeds from sale of real estate	3,002,886	1,704,536	2,960,751
Restricted cash	(319,945)	300,516	393,153
Leasing commissions paid	(664,565)	(782,771)	(1,287,266)
Net cash used in investing activities	(1,307,375)	(1,497,907)	(4,217,642)

Cash flows from financing activities
Principal payments on notes payable	(919,078)	(545,555)	(2,209,215)
Payment of financing costs	(51,782)	(748,280)	(748,279)
Dividends paid	(23,438)	(23,438)	(46,875)
Capital distributions	—	(12,000,000)	(12,000,000)
Net cash used in financing activities	(994,298)	(13,317,273)	(15,004,369)

Net increase (decrease) in cash	6,214,435	(6,950,144)	(9,786,599)
Cash at beginning of period	9,387,343	19,173,942	19,173,942
Cash at end of period	$15,601,778	$12,223,798	$9,387,343

Supplemental disclosure of cash flow information:
Cash paid for interest	$5,470,412	$4,499,398	$9,298,346

Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$277,416	$333,190	$33,581
Accrued leasing costs	108,397	109,494	132,384

The accompanying notes are an integral part of these consolidated financial statements.

Rental Home Associates, LLC
(A Delaware Limited Liability Company)
Notes to Consolidated Financial Statements
June 30, 2018 and December 31, 2017

Information presented in these notes as of June 30, 2018 or the six months ended June 30, 2018 or 2017 is unaudited.

1.    Organization and Operations

Rental Home Associates, LLC (“RHA”), a Delaware limited liability company, was formed on June 3, 2013 by RHA Holding LLC (the “Investor”). At December 31, 2017, the Investor member and SEMS, LLC own 99.8% and 0.2%, respectively.

RHA was formed to acquire, renovate, own, and lease single-family residential homes (the “Properties”). RHA operates through a number of wholly-owned subsidiaries, which are described below. RHA 1, Inc., RHA 2, Inc. and RHA 3, Inc. (the “REITs”), all Delaware corporations, are real estate investment trusts wholly-owned by RHA. RHA 1, LLC, RHA 1-Birmingham, LLC and RHA 1 TRS, LLC, all Delaware Limited Liability Companies, serve as special purpose vehicles to acquire, renovate and own the Properties and are wholly-owned by RHA 1, Inc. RHA 2, LLC, RHA 2-SW FL LLC, and RHA 2 TRS, LLC, all Delaware Limited Liability Companies, serve as special purpose vehicles to acquire, renovate and own the Properties and are wholly-owned by RHA 2, Inc. RHA 3, LLC and RHA 3 TRS, LLC, both Delaware Limited Liability Companies, serve as special purpose vehicles to acquire, renovate and own the Properties and are wholly-owned by RHA 3, Inc. RHA 1, LLC, RHA 2,LLC and RHA 3, LLC have issued 375 shares of 12.5% Series A Preferred Stock at a par value of $1,000, to non-controlling interests.

2.    Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of RHA and its wholly-owned subsidiaries (the “Company”), the REITs, and the REITs’ respective wholly-owned subsidiaries described in Note 1. All significant intercompany transactions and balances have been eliminated in the consolidated financial statements.

Use of Estimates

The Company made estimates and assumptions that affected the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Significant estimates included purchase price allocations, collectability of tenant accounts, useful lives of property for purposes of determining depreciation expense, and assessments as to whether there was impairment in the value of long lived assets. Actual results could differ from those estimates.

Investment in Real Estate and Depreciation of Property and Equipment

Operating real estate assets are stated at cost, as adjusted for any impairment, less accumulated depreciation. Amounts capitalized to real estate assets consist of land, homes and improvements, including other costs incurred during their possession, renovation and acquisition.

In January 2017, the FASB issued ASU No. 2017-01, "Business Combinations (Topic 805): Clarifying the Definition of a Business" ("ASU 2017-01"). ASU 2017-01 clarifies the framework for determining whether an

Rental Home Associates, LLC
(A Delaware Limited Liability Company)
Notes to Consolidated Financial Statements
June 30, 2018 and December 31, 2017

integrated set of assets and activities meets the definition of a business. The revised framework narrows the definition of a business, which is expected to have an impact on real estate acquisitions. Most acquisitions of real estate assets are no longer expected to meet the definition of a business and should be accounted for as asset acquisitions. For early adopting entities, ASU 2017-01 was effective for all reporting periods issued after the issuance of the ASU. The Company adopted ASU 2017-01 on January 1, 2017 and does not anticipate future acquisitions would meet this definition. The direct transaction and closing costs associated with the purchase of operating real estate properties after January 1, 2017 will be capitalized as part of the initial investment in the assets acquired. There were no homes acquired subsequent to the Company’s adoption of ASU 2017-01.

If a property is purchased vacant, renovations are undertaken to bring the condition of the home to standards established for the portfolio; at the completion of renovation, the property is placed in service and is available for lease. Subsequent to a property being placed in service, expenditures for ordinary maintenance and repairs are expensed to operations as incurred, and expenditures that improved or extended the life of a home and for furniture and fixtures are capitalized and depreciated. If a property is purchased occupied, it is immediately placed in service and all expenditures for ordinary maintenance and repairs are expensed; at the end of the existing lease if the tenant was vacating the property, a renovation similar to that performed on vacant properties would be completed, capitalized, and depreciated. During development, all direct and indirect costs incurred in renovating the property are capitalized.

Building depreciation is computed on the straight-line basis over the estimated useful lives of the assets. The Company generally uses a 27.5 year estimated life with no salvage value. Significant renovations and improvements, which improved and/or extended the useful life of the asset, are capitalized at cost and depreciated over 15 years.

An estimate of renovation costs completed, but not paid, is made based on the percentage of completion method. These accrued renovation costs totaled $27,882 and $33,581 and are included in accounts payable and accrued liabilities in the consolidated statements of assets, liabilities and members’ equity at June 30, 2018 and December 31, 2017, respectively.

The Company classifies properties as real estate held for sale when a property is under contract for sale, or was otherwise designated for sale by management, as of the end of the period. These assets are stated at the lower of cost net of accumulated depreciation or fair value less cost to dispose, and depreciation expense is ceased.

The Company reviews the carrying value of the properties for impairment if circumstances exist indicating the carrying value of the investment in the properties may not be recoverable. Impairment indicators included, but are not limited to, significant decreases in budgeted property net operating income, renovation costs in excess of budget and an extended period to market the properties. When indicators of potential impairment are present, the Company prepares a projection of the undiscounted future cash flows for assets held for use or with the estimated fair values, less costs to sell, for assets held for sale to determine if the investment is recoverable. If impairment is indicated, an adjustment is made to the carrying value of the asset to reduce the carrying value to its current fair value for assets held for use and estimated fair value less costs to sale for assets held for sale. The Company considers assets to be held for sale at the point at which: management committed to a plan of sale, the asset was available for immediate sale, marketing of the asset had commenced and the sale of the asset was deemed probable. Estimated fair values are calculated based on the following information, depending upon availability, in order of preference: (i) recently quoted market prices, (ii) market prices for comparable properties, or (iii) the present value of undiscounted cash flows. Determining the recoverability of real estate and investment values involves assumptions and estimates including comparable sales values, capitalization and discount rates, revenue and expense growth rates, and lease-up assumptions, which impacts the income approach to estimating value.

Rental Home Associates, LLC
(A Delaware Limited Liability Company)
Notes to Consolidated Financial Statements
June 30, 2018 and December 31, 2017

The Company recorded a provision for loss on impairment of its investment in the Properties totaling $249,995 during the year ended December 31, 2017 (see Note 7).

During the six months ended June 30, 2018 and 2017 and the year ended December 31, 2017, the Company sold 5, 1 and 9 real estate assets, respectively, that were not classified as held for sale at the beginning of the period. The net gain (loss) recognized on all dispositions during these periods totaled $248,111, $(120,927) and ($148,542), respectively.

Deferred Leasing Costs

Costs incurred related to successful leasing efforts are capitalized and amortized over the duration of the lease agreement.

Cash

Cash balances with one financial institution may be in excess of federally insurable limits. The Company has not experienced any losses in such accounts to date.

Restricted Cash

The Company has on restricted deposit, cash received from tenants in accordance with leasing agreements (Note 5). Deposits held in these accounts are returned to tenants upon completion and satisfaction of leasing arrangements. The Company also has on restricted deposit cash collateral required to be held in reserve as part of the Company’s debt facility arrangement. These primarily include reserves for debt service, eligibility, capital maintenance, property taxes and insurance.

Rent Receivable

Rent receivable is reported at the amount the Company expects to collect on balances outstanding at year-end. Management provides for uncollectible amounts through a charge to bad debt expense based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts and where bad debt expense has already been recorded are written off as a reduction to accounts receivable and the associated allowance for doubtful accounts.

Revenue Recognition

The Company’s leases contain options that allow the tenants to terminate the leases (i) with 60 days’ prior written notice; (ii) paying any past-due amounts owed; (iii) payment of a termination fee in the amount of one month’s rent; (iv) payment of a fee to reimburse costs for making the property ready to be re-leased; and (v) repayment of any concessions granted in the lease. Leases for rental homes generally have a stated term of twelve months. However, these terms generally make the lease term less than one year.

Rental revenue is recognized as earned over the term of the leases, which generally have a minimum term of twelve months and maximum term of twenty-four months. Rental payments received prior to their recognition as income are included in accounts payable and accrued liabilities on the consolidated statements of assets, liabilities, and members’ equity. Rental income attributable to resident leases is recognized monthly as due from the tenants. Leases entered into between residents and the Company for the rental of property units are generally year-to-year, renewable upon consent of both parties.

Approximately 97% (unaudited) and 96% (unaudited) of Properties available for lease were leased as of June 30, 2018 and December 31, 2017, respectively.

Rental Home Associates, LLC
(A Delaware Limited Liability Company)
Notes to Consolidated Financial Statements
June 30, 2018 and December 31, 2017

Due from affiliates

The Company entered into an agreement with an affiliate, whereby amounts previously paid to the affiliate totaling $1,884,128 and $1,885,283 may be refunded to the Company as of June 30, 2018 and December 31, 2017, respectively. Under the terms of the agreement, the amounts to be refunded may be used to offset, in future periods, amounts due from the Company to the affiliate. These amounts are presented in the due from affiliates line in the accompanying consolidated statements of assets, liabilities, and members’ equity.

Income Taxes

RHA has elected to be treated as a partnership for federal and state income tax purposes. A partnership is not a tax paying entity for federal and state income tax purposes. Income, loss, deductions and credits pass through to its members in accordance with the LLC agreement and are taxed at the individual members’ income tax rates. Accordingly, no provision for income taxes is provided in the consolidated financial statements.

Since inception, RHA 1, Inc., RHA 2, Inc. and RHA 3, Inc. have elected to be taxed as real estate investment trusts (“REIT”) for federal tax purposes. To qualify as REITs, these entities must meet a number of organizational and operational requirements, including requirements to distribute at least 90% of their ordinary taxable income and to distribute to shareholders or pay tax on 100% of capital gains and to meet certain quarterly and annual asset and income tests. The REITs have adhered to these requirements. The REITs are generally not subjected to corporate-level federal income tax to the extent they distribute 100% of their taxable income to their shareholders. Accordingly, the consolidated statements of operations does not reflect a provision for income taxes. If any of these entities were to fail to qualify as REITs in any taxable year, they would become subject to federal income tax at regular corporate rates. Even if they qualified for taxation as REITs, these entities may become subject to some federal, state and local taxes on their income or property. In addition, the income of any of the taxable REIT subsidiaries may become subject to taxation at regular corporate rates. Since inception, each REIT has generated net operating loss carryforwards (“NOLS”) for tax purposes. A full allowance has been recorded against the value of the deferred tax assets associated with those NOLS at June 30, 2018 and December 31, 2017.

The Company follows guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the consolidated financial statements. The guidance requires the evaluation of tax positions taken in the course of preparing the Company’s tax returns to determine whether tax positions were “more-likely-than-not” of being sustained by the applicable tax authority.

Tax benefits of positions not deemed to meet the more-likely-than-not threshold are recorded as a tax expense in the current year. As of June 30, 2018 and December 31, 2017, the Company is not aware of any uncertain tax positions. The tax years 2015, 2016 and 2017 remain open to examination by various federal and state taxing authorities.

Non-controlling Interest

Non-controlling interest represents the preferred equity interest owned by the REIT shareholders. The REIT shareholders, in general, are entitled to receive distributions semi-annually at a per annum rate equal to 12.5%. These preferred shares can only be redeemed at the option of the REITs for $1,000 per unit plus accrued and unpaid distributions. The preferred shares are not convertible into units of any other class or series. Management estimates the fair value of the non-controlling interest based upon the hypothetical liquidation of the underlying entity at fair value.

Rental Home Associates, LLC
(A Delaware Limited Liability Company)
Notes to Consolidated Financial Statements
June 30, 2018 and December 31, 2017

Deferred Financing Costs

At June 30, 2018 and December 31, 2017, $7,333 and $249,426, respectively, of deferred financing costs (net of accumulated amortization of $5,106,479 and $4,805,270, respectively) were recorded as a deduction from the carrying amount of notes payable on the consolidated statements of assets, liabilities, and members’ equity.

3. Capitalization of the Company

In accordance with the LLC Agreement, the Company is capitalized with an initial $50 million tranche and additional tranches (“Tranche”) of $50 million to make investments, up to $450 million over the term. Each Tranche is divided into sub-tranches ("Sub-tranches") of $10 million. Members may approve that contributions under a new Sub-tranche commence at a certain time after 80% of the capital from the current Sub-tranche has been paid and invested in Properties. It is anticipated that as a condition to members’ approval to commence funding of an additional Tranche or Sub-tranche, members may require an increase in certain member’s capital percentage, which may provide that a portion of such additional amounts may be funded by offsetting asset management fees (Note 4) that were then payable as and to the extent agreed upon by the members.

4. Related-Party Transactions

Leasing, Property Management and Property Maintenance Fee

The Properties are managed by HavenBrook Homes LLC, an entity related through common ownership, according to the LLC Agreement, which provides for a leasing fee equal to one month’s rent and a property management fee equal to 8% of the gross rents collected by the Company. Total leasing and property management fees were $2,716,481 and $2,640,141 for the six months ended June 30, 2018 and 2017, respectively, and $5,315,161 for the year ended December 31, 2017. The Company owed approximately $108,397 and $128,437 for leasing fees and $326,463 and $313,230 for property management fees as of June 30, 2018 and December 31, 2017, respectively.

The LLC Agreement provided for a property maintenance fee of $90 per hour for maintenance labor performed by employees of HavenBrook Homes LLC. Effective January 1, 2017, the LLC agreement was amended and this fee was eliminated.

In addition to the fees noted above, certain expenses for the properties are paid by HavenBrook Homes LLC and then billed to the Company. These expenses include marketing items, bank fees and small maintenance items. Total pass-through expenses were $258,461, $395,440 and $575,791 for the six months ended June 30, 2018 and 2017 and year ended December 31, 2017, respectively. The Company owed approximately $24,965 and $5,745 for pass-through expenses as of June 30, 2018 and December 31, 2017, respectively.

Asset Management Fee

The LLC Agreement provides for an asset management fee payable to HavenBrook Partners, LLC of an amount no more than $500,000 per month, which is reviewed annually by the Investor. Total asset management fees were $3,000,000 for each of the six months ended June 30, 2018 and 2017 and $6,000,000 for the year ended December 31, 2017.

Construction Oversight Fee

HavenBrook Construction, LLC (“HB Contractor”), an entity related through common ownership, performs oversight of general contractors pursuant to a management agreement. HB Contractor engages independent contractors to perform renovations of the Properties and receives a construction oversight fee of 5% of the applicable renovation costs. These costs are capitalized to real estate investments. During the six months

Rental Home Associates, LLC
(A Delaware Limited Liability Company)
Notes to Consolidated Financial Statements
June 30, 2018 and December 31, 2017

ended June 30, 2018 and 2017 and the year ended December 31, 2017, the Company incurred approximately $17,400, $10,559 and $21,513, respectively, for construction oversight fees. The Company owed HB Contractor approximately $3,688 for the six months ended June 30, 2018 and $5,872 for the year ended December 31, 2017.

5. Commitments and Contingencies

Homeowners’ Association Fees

Certain of the Company’s Properties are located in communities that are subject to homeowners’ association fees. These fees are subject to annual fee adjustments and cover the costs of maintaining common areas. They are generally paid by the Company and are included in residential property operating expenses in the accompanying consolidated statements of operations.

Tenant Security Deposits

Security deposits are refundable, net of any outstanding charges and fees upon expiration of the underlying lease. As of June 30, 2018 and December 31, 2017, the Company had $4,731,280 and $4,742,482, respectively, in tenant security deposits recorded in accounts payable and accrued liabilities in the accompanying consolidated statements of assets, liabilities, and members’ equity.

Concentration

As of both June 30, 2018 and December 31, 2017, approximately 38% of the Properties were located in and around the Atlanta, GA metropolitan area, approximately 34% of the Properties were located in and around the Miami, FL metropolitan area, approximately 11% of the Properties were located in the Birmingham, AL metropolitan area, approximately 12% of the Properties were located in the Minneapolis, MN metropolitan area, and approximately 5% of the Properties were located in the Fort Myers, FL metropolitan area.

Risks and Uncertainties

In the normal course of business, the Company encounters economic risk, including interest rate risk, credit risk, and market risk. Interest rate risk is the result of movements in the underlying variable component of the mortgage financing rates for mortgage notes payable with variable interest rates and represents the difference between the market interest rate and the fixed contractual rate for mortgage notes payable with a fixed interest rate. Credit risk is the risk of default on the Company’s real estate investments that result from an underlying tenant’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the valuation of real estate investments held by the Company. Fair value of real estate investments is based on independent appraisals or management’s estimates of market value. Such estimates of market values include subjective judgment, and the actual market prices of real estate investments can only be determined by negotiation with independent third parties.

As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. The Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of operations. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Company’s properties, the activities of its tenants and other environmental conditions of which the Company is unaware with respect to the properties could result in future environmental liabilities.

Rental Home Associates, LLC
(A Delaware Limited Liability Company)
Notes to Consolidated Financial Statements
June 30, 2018 and December 31, 2017

Legal and Regulatory

From time to time, the Company may be subject to potential liability under various claims and legal actions arising in the ordinary course of business. Liabilities are established for legal claims when payments associated with the claims became probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts established for those claims. Based on information available, the Company is not aware of any legal claims that would have a material effect on the consolidated financial statements and, therefore, no accrual has been recorded as of June 30, 2018 or December 31, 2017.

6. Long-Term Debt

On May 6, 2015 the Company entered into a revolving credit facility (the “Credit Facility”) with German American Capital Corporation (the “Lender”). Under the terms of this arrangement, financing up to $420,000,000 was made available, secured by current and future real estate investments held or made by the Company. The Credit Facility had a term of 2 years with a maturity date of May 5, 2017. Under the agreement, the Company was also required to pay a monthly fee on the unused portion of the Credit Facility at a rate of 0.25% per annum on Commitments remaining outstanding which were less than or equal to one-third of the Aggregate Commitment and 0.50% per annum on Commitments remaining outstanding which were greater than one-third of the Aggregate Commitment.

On August 12, 2016, the Company elected to reduce the commitment to $238,600,000. On May 2, 2017, the Company executed an amendment with the Lender to extend the maturity date to May 4, 2018. In addition, the amendment provided the Company with an option to extend the maturity date to May 3, 2019 so long as the loan was not in default. On May 6, 2018, the Company opted for this extension. Interest accrues at the three month LIBOR rate plus an applicable margin of 2.75%. The amendment also removed the requirement to pay interest on any unused portion of the commitment. The Credit Facility may be used for the acquisition, financing, and renovation of properties and other general purposes. The amount available for borrowing under the Credit Facility is subject to limitations governed by calculations based on the cost, value, debt service coverage and debt yield supported by properties that form the borrowing base of the Credit Facility. There were 2,549 and 2,559 properties pledged as collateral under the loan with a net book value of approximately $307,000,000 and $311,000,000 as of June 30, 2018 and December 31, 2017, respectively.

The Credit Facility requires the Company to comply with various financial covenants as well as certain affirmative and negative covenants that restrict the Company’s ability to, among other things, incur additional debt and/or liens, make investments, dispose of properties and make distributions to Members. As of June 30, 2018 and December 31, 2017, the Company was in compliance with all of the covenants of the Credit Facility. Under the loan agreement, in the event of default, the Administrative Agent may (i) declare any or all portions of the Loans outstanding to be due and payable, (ii) foreclose any or all of the Mortgages, if any, to recover so much of the principal balance of the Loans as may be accelerated, (iii) severe a Note, the Mortgages, if any, and the other Loan Documents into one or more separate notes, mortgages and other security documents, or (iv) appropriate the Collateral and sell, lease, assign or otherwise dispose of it and apply the net proceeds to the payment of the Obligations.

On May 6, 2015 the Company entered into a contract to purchase an interest rate cap with a notional amount of $315,000,000 for a premium of $86,230. The terms of the contract cap the rate at 3.5%. The effective date of the contract was May 6, 2015 and it expired on May 5, 2017. On May 3, 2017, the Company executed an amendment to this agreement to extend the term to May 4, 2018 and to reduce the notional amount to $233,565,379 for a premium of $22,000.

During the six months ended June 30, 2018 and 2017 and year ended December 31, 2017, the Company recorded $5,593,963, $4,514,799 and $9,393,566, respectively, in interest and $0, $5,161 and $5,161,

Rental Home Associates, LLC
(A Delaware Limited Liability Company)
Notes to Consolidated Financial Statements
June 30, 2018 and December 31, 2017

respectively, in unused fees as interest expense in the consolidated statements of operations and capitalized $407, $4,306 and $8,457, respectively, within the basis of real estate assets related to assets under development. As of June 30, 2018 and December 31, 2017, interest in the amount of $976,045 and $854,462, respectively, was owed by the Company.

7. Impairment of Assets and Assets Held for Sale

As of June 30, 2018 and December 31, 2017, the Company classified 4 and 18 operating properties, respectively, as held for sale. Net loss (property revenues less real estate taxes, property operating and leasing expenses, property specific interest expense and depreciation and amortization) related to these properties held for sale was $6,847 for the six months ended June 30, 2018 and $185,770 for the year ended December 31, 2017. There can be no assurance that any properties held for sale would be sold. Assets classified as held for sale are required to be measured at the lower of their carrying amounts or fair value less cost to sell. Accordingly, for the year ended December 31, 2017, the Company recognized an impairment of $187,419 on the assets due to the fact that the estimated sales values less costs to sell were less than the current carrying value. These impairments are included in provision for impairment of investment in real estate on the consolidated statements of operations.

Additionally, the Company identified 1 operating property held for use that exhibited indicators of impairment. The Company performed an analysis to compare the expected undiscounted cash flows from the use and eventual disposition of this asset to the carrying value and determined that the carrying value was not recoverable. Accordingly, the Company recognized an impairment loss for the excess of the carrying value relative to the fair value of this property and recorded an impairment of $62,576.

The following table presents quantitative information about the Level 3 fair value measurements used in evaluating the impairments described above:

Description	Fair Value at December 31, 2017	Valuation Technique
Land, Homes and Home Improvements, classified as “Held for sale”, located in Alabama, Florida, Georgia and Minnesota	$1,636,250	Sales Comparisons
Land, Homes and Home Improvements, classified as “Held for use”, located in Alabama, Florida, Georgia and Minnesota	$206,359	Sales Comparisons

Fair Value Language per ASC 820

In determining fair value, the Company uses various valuation approaches. Accounting Standards Codification (“ASC”) 820 established a fair value measurement framework, provided a single definition of fair value, and required expanded disclosures summarizing fair value measurements. ASC 820 emphasized that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing an asset or liability.

Fair value of real estate and improvements are based on either management’s estimates or independent broker opinions of value using comparable sales information and comparable residential listings. Although the valuation process is designed to estimate fair market value, the broker opinion of value process involves subjective judgment. Uncertainties in the process, along with uncertainties in the current economic environment,

Rental Home Associates, LLC
(A Delaware Limited Liability Company)
Notes to Consolidated Financial Statements
June 30, 2018 and December 31, 2017

may cause the recorded value of such investments to differ significantly from that which would be obtained if the investments were actually offered for sale in the marketplace.

The values of real estate are prepared giving consideration to sales comparison approach of estimating property value. The sales comparison approach compares recent transactions to the appraised property. Adjustments are made for dissimilarities, which typically provides a range of value.

The standard established a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable input be used when available. Observable inputs are inputs that market participants would have used in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's assumptions about the assumptions market participants would have used in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is measured in three levels based on the reliability of inputs:

Level I        Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Level II        Valuations based on quoted prices for similar instruments in active market or quoted prices for similar or identical instruments in markets that are not active. Fair values are primarily obtained from third party pricing services for identical or comparable assets or liabilities.

Level III        Valuations derived from other valuation methodologies, including pricing models, discounted cash flow models and similar techniques, and not based on market, exchange, dealer, or broker-traded transactions. Level III valuations incorporate certain assumptions and projections that are not observable in the market and significant professional judgment in determining the fair value assigned to such assets or liabilities.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that was significant to the fair value measurement in its entirety.

8. Subsequent Events

Management evaluated subsequent events through March 16, 2018, the date the consolidated financial statements were available to be issued.

Events subsequent to the original issuance of the consolidated financial statements (unaudited):

In connection with the reissuance of the consolidated financial statements, Management has evaluated subsequent events through October 24, 2018, the date the consolidated financial statements were available to be reissued.

On August 8, 2018, Front Yard Residential Corporation (“Front Yard”) acquired the equity interests of certain of the Company's subsidiaries, including the properties owned by such subsidiaries. In conjunction with this transaction, the Credit Facility was repaid in full and all Series A Preferred Stock was redeemed in full. In addition, RHA 1 TRS, LLC; RHA 2 TRS, LLC; and RHA 3 TRS, LLC were distributed by their respective owners to the Company prior to the acquisition by Front Yard.

During August 2018, the Company paid an aggregate of $2,200,000 to HavenBrook for its services provided related to this transaction.